                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of August 31, 2000, by and among Immersion Corporation, a Delaware corporation ("Parent"), James F. Kramer, as the Shareholder Representative (the "Shareholder Representative"), and U.S. Trust Company, National Association, as Escrow Agent ("Escrow Agent"), with reference to the following facts:

         A. Parent, Parent's wholly owned subsidiary, VT Acquisition, Inc. ("Merger Sub"), Virtual Technologies, Inc., a California corporation (the "Company") and the Shareholder Representative are parties to an Agreement and Plan of Merger dated as of July 28, 2000 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged (the "Merger") with and into the Company, which will be the surviving corporation in the Merger (the "Surviving Corporation"), and the Company's shareholders (the "Shareholders") will be entitled to receive shares of Parent's common stock, $0.001 par value per share ("Parent Common Stock"), all in accordance with the terms, and subject to the conditions, of the Merger Agreement.

         B. Under the Merger Agreement, Parent is be indemnified for Losses (as defined in the Merger Agreement), in accordance with the terms and conditions of the Merger Agreement.

         C. James F. Kramer and Marc Tremblay, the two principal shareholders of the Company (the "Principal Shareholders"), and Parent are parties to an Indemnification and Joinder Agreement dated as of July 28, 2000 (the "Indemnification and Joinder Agreement"), pursuant to which, among other things, the Principal Shareholders have also agreed to indemnify Parent for Losses and have accepted the terms and conditions of the Merger Agreement and this Agreement.

         D. The parties are entering into this Agreement to establish an escrow to facilitate the ability of Parent to recover amounts to which it would be entitled as a result of the Merger Agreement and the Indemnification and Joinder Agreement.

         ACCORDINGLY, in consideration of the foregoing, and intending to be legally bound hereby, each of the parties hereby agrees as follows:

         1. ESTABLISHMENT OF ESCROW FUND. Escrow Agent is hereby appointed depository and agent for Parent and the Shareholder Representative, on behalf of the Shareholders, with respect to an aggregate of 60,000 shares of Parent Common Stock, to be deposited with Escrow Agent plus any stock dividends, stock distribution, stock splits, recapitalizations and the like made in respect thereof (collectively, the "Escrowed Shares"). Parent will deliver to Escrow Agent a certificate or certificates representing the Escrowed Shares, and Escrow Agent will acknowledge receipt of such certificate(s) by executing the Receipt for Escrowed Shares attached as ANNEX A to this Agreement (as increased by any stock dividends, stock distributions, stock splits, recapitalizations and the like with respect to the Escrowed Shares and as reduced by any disbursements made under Sections 3, 4 and 6, this fund is referred to as the "Escrow Fund"). Any shares of Parent's common stock, or other securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into Parent's Common Stock that are issued or distributed by Parent ("New Shares") in respect of the Escrowed Shares will be added to the Escrow Fund; provided, however, that any New Shares issued in respect of any Escrowed Shares, that prior to the time of such issuance have been released from the Escrow Fund in accordance with the terms of this Agreement, will not be added to the Escrow Fund, but will instead be distributed by Parent to the record holders entitled thereto. Escrow Agent hereby accepts such appointment and agrees to hold the Escrow Fund pursuant to the terms and conditions of this Agreement.

         2. NOTICE OF CLAIMS. Pursuant to the Merger Agreement and the Indemnification and Joinder Agreement, Parent is entitled to make claims for indemnification to be paid from the Escrow Fund for Losses incurred, or anticipated to be incurred, by Parent or Parent Indemnitees (as defined in the Merger Agreement). If Parent asserts any claim for indemnification against the Escrow Fund, it will deliver to Escrow Agent and the Shareholder Representative a written notice thereof (a "Notice of Claim") setting forth (i) a demand for payment of a specified amount from the Escrow Fund and the basis of calculation of such amount or, if such amount cannot be specified, the basis upon which the amount would be determined and the amount of the Escrow Fund that should be held as security for such claim pending determination of the actual amount of the claim (a "Security Reserve"), and (ii) a description of the asserted claim and the basis thereof.

         3. PAYMENT OF CLAIMS.

                  (a) If the Shareholder Representative gives notice to Parent and Escrow Agent disputing any claim (a "Counter Notice") in its entirety within 30 days following receipt by Escrow Agent of the Notice of Claim regarding such claim, then such claim will be resolved as provided in Section 3(c).

                  (b) If the Shareholder Representative gives notice to Parent and Escrow Agent accepting all or any part of any claim within 30 days following receipt by Escrow Agent of the Notice of Claim regarding such claim, then (i) the dollar amount of Losses specified by Parent in its Notice of Claim, that are agreed to by the Shareholder Representative in such written notice to Parent and Escrow Agent, will be deemed established for purposes of this Escrow Agreement, the Merger Agreement and the Indemnification and
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Joinder Agreement, and the Escrow Agent will pay Parent the amount so agreed to from the Escrow Fund, and (ii) any disputed portion of such claim will be resolved as provided in Section 3(c). If no Counter Notice is received by Escrow Agent within 30 days following receipt by the Escrow Agent of the Notice of Claim regarding such claim, then the dollar amount of Losses specified by Parent in its Notice of Claim will be deemed established for purposes of this Escrow Agreement, the Merger Agreement and the Indemnification and Joinder Agreement and, at the end of such 30-day period, Escrow Agent will pay to Parent the amount claimed in the Notice of Claim from the Escrow Fund. In order to so pay Parent, Escrow Agent will return to Parent that number of shares of Parent Common Stock equal in Value (as defined below) to the amount claimed in the Notice of Claim. For purposes of this Agreement, (i) the "Value" of a share of Parent Common Stock will be equal to the average of the closing sale prices of a share of Parent Common Stock on the Nasdaq Stock Market for the five trading days immediately preceding the Effective Time (as defined below) and (ii) the "Effective Time" will be the effective time of the Merger (i.e., the time of the filing of an applicable agreement of merger with the California Secretary of State). Escrow Agent will not inquire or be required to inquire into or consider whether a claim complies with the requirements of, or inquire into or consider any of the other terms and conditions of, the Merger Agreement, the Indemnification and Joinder Agreement or any other agreement entered into in connection therewith.

                  (c) If the Shareholder Representative gives a Counter Notice with respect to a claim within the time specified in Section 3(a), Escrow Agent will make payment with respect thereto only in accordance with (i) joint written instructions of Parent and the Shareholder Representative, or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order will be accompanied by a legal opinion by counsel for the presenting party reasonably satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent will act on such court order and legal opinion without further question.

                  (d) If Parent delivers a Notice of Claim pursuant to Section 2 for a Security Reserve, Escrow Agent will hold the Security Reserve until Parent gives Escrow Agent and the Shareholder Representative notice of the actual amount of the claim underlying the Security Reserve, at which time the claim will be resolved as contemplated by Sections 3(b) and 3(c); provided, that before such notice and resolution, the Security Reserve may be extinguished or reduced, if at all, only in accordance with joint written instructions of Parent and the Shareholder Representative.

         4. RELEASE OF ESCROWED SHARES AND OTHER PAYMENTS BY ESCROW AGENT; TERMINATION.

                  (a) On the first anniversary of the Effective Time, if no claims (including Security Reserves) are then pending, Escrow Agent will release to the Shareholder Representative that number of Escrowed Shares equal to the difference between 30,000 less the number of Escrowed Shares previously paid to Parent pursuant to Sections 3(b) and 3(c).

                  (b) On the second anniversary of the Effective Time, Escrow Agent will release to the Shareholder Representative an amount equal to the then remaining Escrowed Shares, if any, less that number of Escrowed Shares equal to the total of all claims (including Security Reserves) that have not been both
(i) resolved as provided in Sections 3(b) and 3(c), and (ii) paid to Parent, based upon the Value of the Parent Common Stock. Thereafter, upon the final resolution of each claim, on a claim-by-claim basis, for which Escrow Agent has received a Notice of Claim on or prior to such date or the extinguishment or reduction of a Security Reserve as provided in Section 3(d), Escrow Agent will distribute to Parent the amount, if any, that it is entitled to receive pursuant to Sections 3(b) or 3(c), and to the Shareholder Representative the balance, less that number of Escrowed Shares equal to the total of all claims (including Security Reserves) that have not been both (i) resolved as provided in Sections 3(b) and 3(c), and (ii) paid to Parent, based upon the Value of the Parent Common Stock.

                  (c) In the event that Parent and the Shareholder Representative agree that the Principal Shareholders have collectively satisfied claims in an amount equal to the maximum liability of the Principal Shareholders under the Indemnification and Joinder Agreement, Parent and the Shareholder Representative will issue joint written instructions to Escrow Agent, who will then immediately release the Escrowed Shares attributable to the Principal Shareholders to the Shareholder Representative on behalf of the Principal Shareholders (and the Shareholder Representative will distribute such shares to the Principal Shareholders entitled thereto).

                  (d) This Agreement will terminate and Escrow Agent will have no further responsibilities hereunder once the Escrow Fund has been distributed by Escrow Agent and its fees and expenses have been paid.

                  (e) Any cash dividends declared and paid by Parent on the Escrowed Shares will be delivered to Escrow Agent as the record holder of the Escrowed Shares. As soon as reasonably practicable after such receipt, Escrow Agent will pay such dividends to the Shareholder Representative on behalf of the Shareholders (and the Shareholder Representative will distribute such dividends to the Shareholders entitled thereto). At anytime, during which Escrowed Shares are being held in escrow, that the stockholders of Parent are entitled to vote on any matter, Escrow Agent will vote such share as instructed in writing by the Shareholder Representative as agent for the Shareholders.

                  (f) If at any time, Escrow Agent must deliver less than all the Escrowed Shares to Parent under this Agreement and Escrow Agent does not have certificates evidencing such number of shares, Parent agrees that upon delivery by Escrow Agent of certificates evidencing a larger number of Escrowed Shares, duly endorsed for transfer, Parent will subtract the appropriate number of shares from the number of shares evidenced by the delivered stock certificates, issue new certificates for the difference and return the new certificates to Escrow Agent.

         5. ESCROW AGENT RESPONSIBILITIES.

                  (a) Escrow Agent will hold and safeguard the Escrow Fund during the Escrow Period, will treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement, and not as the property of the Parent, the Surviving Corporation, the Shareholder Representative or any Shareholder, and will hold and dispose of the Escrow Fund only in accordance with the terms of this Agreement.

                  (b) Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to have been signed (with an original signature or signature by facsimile transmission) and presented by the proper person (including the signature of any person purporting to be an officer or authorized representative of a corporate party) and will not be liable to any party hereto in connection with the performance of Escrow Agent's duties hereunder, except for Escrow Agent's own breach, gross negligence or willful misconduct. Escrow Agent will not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto in accordance with this Agreement. Escrow Agent's duties will be determined only with reference to this Agreement and applicable laws, and Escrow Agent is not charged with knowledge of, or any duties or responsibilities in connection with, any other document or agreement. If in doubt as to its duties and responsibilities hereunder, Escrow Agent may consult with counsel of its choice and will be protected in any action taken or omitted in connection with the reasonable advice or opinion of such counsel.

                  (c) In the event that Escrow Agent is uncertain as to its duties or rights hereunder or receives instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it will be entitled to refrain from taking any action and its sole obligation will be to keep safely all property held in escrow until it is directed otherwise in writing by joint written instructions, or an order and legal opinion as referred to in Section 3(c).

                  (d) Escrow Agent is to act as a depository agent only and is hereby relieved of any liability in connection with any representations, promises or agreements made by the other parties to this Agreement. Escrow Agent is not be responsible for and is not under a duty to examine any other agreement or to determine if parties have performed under any other agreement.

                  (e) Escrow Agent will send to the Shareholder Representative and Parent, statements detailing receipts, disbursements and balances of the Escrow Fund on a calendar quarterly basis.

                  (f) In the event that the Escrow Fund includes any cash, Escrow Agent will invest and reinvest the Escrow Fund as instructed by the Shareholder Representative in short-term U.S. Treasury Bills and Notes or other direct obligations of the United States. Income from any such investment will be held by Escrow Agent and will be reinvested in accordance with this Section 5(f). Escrow Agent will have the right to liquidate any investments held, in order to provide funds necessary to make required payments under this Agreement. Escrow Agent in its capacity as escrow agent hereunder will not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the Shareholder Representative that comply with this Section 5(f) or as a result of any liquidation of any investment prior to its maturity or for the failure of the Shareholder Representative to give Escrow Agent instructions to invest or reinvest the Escrow Fund or any earnings thereon except to the extent arising from Escrow Agent's breach, gross negligence or willful misconduct.

         6. INDEMNIFICATION AND FEES.

                  (a) In consideration of Escrow Agent's acceptance of this Agreement, (i) Parent will indemnify and hold Escrow Agent harmless as to any liability incurred by Escrow Agent to Parent (or any of Parent's successors, assigns or affiliates) in carrying out any of the terms of this Agreement, and will reimburse Escrow Agent for all out-of-pocket expenses related solely thereto, including reasonable attorneys' fees and court costs, incurred by reason of its position under this Agreement or actions taken pursuant to this Agreement, (ii) the Shareholder Representative will indemnify and hold Escrow Agent harmless as to any liability incurred by Escrow Agent to any shareholder of the Company (or any of such shareholders' successors, assigns, heirs, legal representatives, affiliates or spouses) by reason of accepting the same or in carrying out any of the terms of this Agreement, and will reimburse Escrow Agent for all out-of-pocket expenses, including reasonable attorneys' fees and court costs, incurred by reason of its position under this Agreement or actions taken pursuant to this Agreement, and (iii) Parent and the Shareholder Representative will jointly and severally indemnify and hold Escrow Agent harmless as to any liability incurred by Escrow Agent to any other person by reason of accepting the same or in carrying out any of the terms of this Agreement (including any liability for taxes or any penalties or interest related thereto related to any cash dividends or other income paid from the Escrow Fund in accordance with this Agreement), and will each reimburse Escrow Agent for all reasonable out-of-pocket expenses, including reasonable attorneys' fees and court costs, incurred by reason of its position under this Agreement or actions taken pursuant to this Agreement; provided, however, in no event will Parent or the Shareholder Representative indemnify or hold Escrow Agent harmless as to any liability incurred, or reimburse it for any out-of-pocket expenses, under this Section 6(a) for the Escrow Agent's breach, gross negligence or willful misconduct. In the event that Parent and the Shareholder Representative are required to pay any amount to Escrow Agent under clause (iii) of the immediately preceding sentence, then (A) Parent and the Shareholder Representative will each pay 50% of any such amount owed to Escrow Agent, and (B) Parent and the Shareholder Representative will each indemnify and hold the other harmless for any amount paid by either of them, to Escrow Agent pursuant to such clause (iii), to the extent such payment exceeds 50% of the total amount owed to Escrow Agent pursuant to such clause (iii). The parties hereto acknowledge that the foregoing indemnities will survive the resignation or removal of Escrow Agent or the termination of this Agreement. The fees and charges set forth below for Escrow Agent's services will be considered compensation for its ordinary services as contemplated by this Agreement. If Escrow Agent renders any service not provided for in this Agreement or there is any assignment of any interest in the subject matter of this escrow or modification of any interest or if any controversy arises in connection with it, Escrow Agent will be reasonably compensated for such extraordinary services, and will be reimbursed for all reasonable costs, attorneys' fees and expenses occasioned thereby, which compensation, costs, fees and expenses will be payable to Escrow Agent by Parent and the Shareholder Representative.

                  (b) Escrow Agent will receive fees and expenses for its services hereunder in accordance with ANNEX B to this Agreement. All such fees and expenses will be paid by Parent. Escrow Agent's initial fees, as shown on such ANNEX B, will be paid by Parent on or prior to the Effective Time.

         7. CERTAIN TAX RELATED MATTERS. The parties agree that, for tax reporting purposes, any cash dividends payable by Escrow Agent to the Shareholder Representative under Section 4(e) or any other income earned on the Escrow Fund will be allocated among the Shareholders in proportion to their beneficial interests therein. If any cash dividends or other income is to be paid by Escrow Agent in accordance with this Agreement, such payment will be subject to backup withholding unless the Shareholder Representative provides the Escrow Agent with either (i) a schedule of certified taxpayer identification numbers and addresses for each of the Shareholders or (ii) a certified Internal Revenue Service Form W-8 or W-9 (as applicable) for each of the Shareholders. If required to do so, Escrow Agent will timely file with the Internal Revenue Service any applicable Forms 1099 following the relevant tax year for any payment of cash dividends or other income that it makes in accordance with this Agreement.

         8. NOTICES. Any notices, consents, waivers or other communications required or permitted under this Agreement will be given in writing and will be deemed to have been duly given when delivered personally, or if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed, or when the following period expires (whether or not it is actually received) (i) if transmitted by telecopier, 24 hours following transmission to the party's telecopier number set forth below, with the party's name and address clearly shown on the first page and confirmation of transmission produced by the transmitting party's equipment; (ii) if deposited in the mail, postage prepaid, and addressed to the party to receive it as set forth below, 72 hours following such deposit,; or (iii) if accepted by Federal Express, or similar delivery service in general usage, for delivery to the address of the party to receive it as set forth below, 24 hours following the delivery time promised by the delivery service; provided that, if any such transmission, mailing or express delivery is made on a day immediately preceding a Saturday, Sunday or national holiday, then the subject transmission, mailing or express delivery, as the case may be, will be deemed to be made at the beginning of the next succeeding day that is not a Saturday, Sunday or national holiday:

                  If to Parent:

                  Immersion Corporation
                  801 Fox Lane
                  San Jose, California 95131
                  Attention: Louis Rosenberg, Chief Executive Officer Telecopier no.: (408) 467-1901

                  With a copy to:

                  Sarah A. O'Dowd, Esq.
                  Heller Ehrman White & McAuliffe LLP
                  525 University Avenue
                  Palo Alto, California 94301
                  Telecopier no.:  (650) 324-0638

                  If to the Shareholder Representative:

                  Confidential
                  James F. Kramer, Shareholder Representative
                  c/o Virtual Technologies, Inc.
                  2175 Park Boulevard
                  Palo Alto, California  94306
                  Telecopier no.:  (650) 321-4912

                  With a copy to:

                  Lloyd A. Schmidt, Esq.
                  Hopkins & Carley
                  70 South First Street
                  San Jose, California 95113
                  Telecopier no.:  (408) 998-4790

                  If to Escrow Agent:
                  U.S. Trust Company, National Association
                  515 South Flower Street, Suite 2700
                  Los Angeles, California 90071
                  Attention:  Corporate Trust Department
                  Telecopier no.:  (213) 488-1370

or to such other address or telecopier number as the party to whom notice is to be given has furnished to the other party in the manner provided above, provided that notice of such change has actually been received by the party to whom it is directed.

         9. RESIGNATION. Escrow Agent may resign and be discharged from its duties hereunder at any time by giving not less than 60 days prior written notice of such resignation to Parent and the Shareholder Representative, which notice will specify the date when such resignation will take effect. Upon such notice, Parent and the Shareholder Representative will appoint a successor escrow agent. Escrow Agent will continue to serve until its successor delivers to Parent and the Shareholder Representative a duly executed instrument of acceptance of the terms and conditions of this Agreement and receives the Escrow Fund, at which time Escrow Agent will have no further duties or responsibilities hereunder.

         10. MISCELLANEOUS.

                  (a) AMENDMENT. This Agreement may not be amended, modified, supplemented, cancelled or discharged except in a writing signed by Parent, the Shareholder Representative and Escrow Agent.

                  (b) HEADINGS. The Section and subsection headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                  (c) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent, the Shareholder Representative and Escrow Agent will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  (d) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California, without regard to any principles of conflicts or choice of laws.

                  (e) INTERPRETATION; RULES OF CONSTRUCTION. This Agreement has been negotiated and is to be interpreted according to its fair meaning and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who drafted the contractual provision in question. All references in this Agreement to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections or subsections are to Sections and subsections of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

                  (f) WAIVER. Either Parent or the Shareholder Representative (on his behalf and behalf of the shareholders of the Company) may extend the time for the performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party (either Parent or the Shareholder Representative) giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

                  (g) PARTIES IN INTEREST. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

                  (h) SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon the successors and assigns of the parties. Notwithstanding the foregoing, neither this Agreement nor any rights or obligations hereunder may be assigned, pledged, hypothecated or otherwise transferred by the Shareholder Representative or

Escrow Agent without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

                  (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by telecopier transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by telecopier will be deemed to be their original signatures for any purpose whatsoever.

                  (j) CONSENT TO JURISDICTION. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Northern District of California or the courts of the State of California located in the County of Santa Clara with respect to any and all disputes arising out of (A) this Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agrees that nothing herein will affect the right to effect service of process in any manner permitted by law.

                  (k) HOLIDAYS. If any date on which action is to be taken under this Agreement occurs, or if any period during which action is to be taken under this Agreement ends, on a Saturday, Sunday or national holiday, the date or period will be extended to the next succeeding day which is not a Saturday, Sunday or national holiday.


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
         IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the date first above written.

                                       PARENT:

                                       IMMERSION CORPORATION

                                       By /s/ Louis Rosenberg
                                          --------------------------------------
                                            Its: President
                                                 -------------------------------


                                       SHAREHOLDER REPRESENTATIVE:

                                       /s/ James F. Kramer
                                       -----------------------------------------
                                       James F. Kramer


                                       ESCROW AGENT:

                                       U.S. TRUST COMPANY, NATIONAL
                                       ASSOCIATION

                                       By /s/ M. Deborah Gibbons
                                          --------------------------------------
                                            Its: V.P.
                                                 -------------------------------